UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BLACKROCK TCP CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock TCP Capital Corp.

2951 28th Street, Suite 1000

Santa Monica, California 90405

Transcript of Voicemail Sent to Certain Shareholders of TCPC on June 14, 2023:

“Good Day, this is Erik Cuellar, Chief Financial Officer of BlackRock TCP Capital Corp. calling you about the quickly approaching Annual Meeting of Shareholders taking place on Tuesday, June 20th.

We are seeking your support to pass the proposal that would allow TCPC, with the approval of the Board of Directors, to sell shares of TCPC’s common stock at a price or prices below its then current net asset value.

TCPC’s Board of Directors, including the Independent Directors, recommend that you vote your shares in favor of the Common Stock Proposal.

Your participation is important so please vote on the proposal by calling (877) 297-1738. Again, that is (877) 297-1738.

Thank you for your support.”